EXHIBIT 99

ValueVision Media Announces 5% Revenue Growth in the First Quarter

Cost Reduction Plan Underway
$25 Million Stock Buyback Authorized

MINNEAPOLIS, MN—(PR NEWSWIRE)—May 21, 2007—ValueVision Media, Inc. (Nasdaq:VVTV) today announced results for the first quarter ended May 5, 2007.

First Quarter Performance
ValueVision’s first quarter revenues were $188 million, an increase of 5% over last year. First quarter EBITDA (defined below) was a loss of ($1.4) million, excluding stock option expense, versus EBITDA of $1.9 million in the same quarter last year. The gain on the sale of ValueVision’s 12.5% equity stake in Polo.com was $40.2 million in the quarter, which is not included in the above EBITDA. Net income for the quarter was $34.4 million compared to a net loss of ($2.1) million for the same quarter last year.

“Our sales growth slowed to less than 10% for the first time in several quarters,” said William J. Lansing, President and Chief Executive Officer of ValueVision Media, Inc. “The quarter had a strong start, but slowed in the last six weeks, driven by across-the-board softness in consumer demand. With the high fixed-cost nature of our business, we were unable to reduce spending quickly enough to ensure EBITDA profitability for the quarter. Our focus is to grow this business profitably and we have taken steps to reduce our cost base and simplify our operations.”

“Despite the first quarter financial results, we are pleased that many of our initiatives continued to accelerate this quarter,” Lansing continued. “Sales through our ShopNBC.com website increased 28% in the first quarter and now represent 28% of total merchandise sales. Continued growth in our search and affiliate programs drove these results.”

First Quarter Events
Polo.com. The Company reached an agreement with Polo Ralph Lauren Corp. to sell our 12.5% equity stake in Ralph Lauren Media, LLC (Polo.com) for cash proceeds of $43.75 million. The gain on the sale of this non-strategic asset was $40.2 million.

ShopNBC License Agreement. The Company and NBC Universal came to an agreement to extend the ShopNBC brand license through May 2011.

Vendor relationship. During the first quarter, one of our major electronics vendors, Viscom Technology Group, informed us of their decision to discontinue operations. We are working with them on an orderly wind-down of their business. We continue to grow our overall electronics business with other vendors and new product offerings. We also expect to retain relationships with key manufacturers that Viscom previously represented.

Outlook for Fiscal 2007
“In light of our first quarter results, we have taken decisive steps to improve the financial performance of our company and maximize long-term shareholder value,” continued Lansing. “We are restructuring our business operations to improve profitability and we have authorized an incremental $25 million stock buyback to improve return on capital.”

Restructuring Impact
The Company has initiated a restructuring of its operations that includes a 12% reduction in the salaried workforce, a consolidation of our distribution operations into a single warehouse facility, the closure of our two outlet stores and other cost saving and margin-enhancing measures. The Company expects these changes to generate on-going, annualized savings of over $10 million. These reductions, which were announced today at the company’s Eden Prairie headquarters, are being implemented immediately.

ValueVision expects to incur restructuring charges of $2 — $3 million during fiscal 2007 as a result of the actions announced today.

$25 Million Stock Buyback
ValueVision is also announcing today the authorization of a $25 million stock buyback program. The program permits the Company to buy back up to $25 million of common stock over the next 12 months.  The timing and amount of any repurchase will be determined by Company management based on its evaluation of market conditions and other factors.  The buyback will be funded through existing cash balances.

“This buyback program reflects our belief in the positive long-term trends of our Company and our industry,“ said Mr. Lansing. “This will enable us to repurchase shares at attractive prices while still preserving a strong balance sheet.”

Financial Guidance
At this time we are adjusting our fiscal 2007 guidance. Annual sales are projected to grow in the 6% — 8% range. EBITDA is expected to be $15 to $20 million, excluding the impact of the one-time restructuring charge, stock option expense and equity income from Ralph Lauren Media, LLC (Polo.com). This is comparable to last year’s EBITDA of $14.3 million on the same basis.

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Conference Call Information
Management has scheduled a conference call at 11:00 a.m. EST/10:00 a.m. CST on Tuesday, May 22, 2007 to discuss first quarter results.

To participate in the conference call, please dial 1-888-469-0883 (Pass code: VALUEVISION) five to ten minutes prior to call time. If you are unable to participate live, a replay will be available for 30 days after the conference call. To access the replay, please dial 1-866-395-4250.

You also may participate via live audio stream by logging on to https://e-meetings.mci.com.
To access the audio stream, please use conference number 7192187 with pass code ‘VALUEVISION’. A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.valuevisionmedia.com and click on “Investor Relations.” Click on “E-mail Alerts” and complete the requested information.

EBITDA Defined
The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense), and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes and as a way to evaluate its core business operations. Management has excluded non-cash stock option expense and earnings and gains from non-operating investments from its EBITDA presentation in order to maintain comparability of previously issued financial guidance of its ongoing core business operations.

About ValueVision Media, Inc
Founded in 1990, ValueVision Media is an integrated direct marketing company that sells general merchandise directly to consumers through television, the Internet, and direct mail. It operates ShopNBC, one of the top three television shopping networks in the United States. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com.

Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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SOURCE: ValueVision Media, Inc.
CONTACT: Investor Relations, Frank Elsenbast, Senior Vice President and Chief Financial Officer, 952-943-6516 or Amy Kahlow, Director of Communications, 952-943-6717.

VALUEVISION MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	May 5,	February 3,
	2007	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60,564	$41,496
Short-term investments	55,447	29,798
Accounts receivable, net	109,081	117,169
Inventories	72,456	66,622
Prepaid expenses and other	5,443	5,360

Total current assets	302,991	260,445
Property and equipment, net	37,816	40,107
FCC broadcasting license	31,943	31,943
NBC Trademark License Agreement, net	13,028	12,234
Cable distribution and marketing agreement, net	1,535	1,759
Other assets	1,119	5,492

	$388,432	$351,980

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$61,707	$57,196
Accrued liabilities	46,433	47,709
Deferred revenue	468	369

Total current liabilities	108,608	105,274
Other long-term obligations	—	2,553
Deferred revenue	2,030	1,699
Series A Redeemable Convertible Preferred Stock,
$.01 par value, 5,339,500 shares authorized; 5,339,500
shares issued and outstanding	43,680	43,607
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized;
37,628,342 and 37,593,768 shares issued and outstanding	376	376
Warrants to purchase 4,036,858 shares of common stock	22,972	22,972
Additional paid-in capital	288,428	287,541
Accumulated deficit	(77,662)	(112,042)

Total shareholders' equity	234,114	198,847

	$388,432	$351,980

VALUEVISION MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended
	May 5,	May 6,
	2007	2006
Net sales	$188,109	$178,724
Cost of sales	121,996	115,522
(exclusive of depreciation and amortization shown below)
Operating expense:
Distribution and selling	60,460	54,909
General and administrative	7,495	6,806
Depreciation and amortization	5,586	5,376
Asset impairments and write offs	-	29

Total operating expense	73,541	67,120

Operating loss	(7,428)	(3,918)

Other income:
Gain on sale of investments	40,240	-
Other income	—	350
Interest income	1,240	946

Total other income	41,480	1,296

Income (loss) before income taxes
and equity in net income of affiliates	34,052	(2,622)
Equity in income of affiliates	609	546
Income tax provision	(281)	(15)

Net income (loss)	34,380	(2,091)
Accretion of redeemable
preferred stock	(72)	(72)

Net income (loss) available to
common shareholders	$34,308	$(2,163)

Net income (loss) per common share	$0.80	$0.06

Net income (loss) per common share —assuming dilution	$0.80	$0.06

Weighted average number of common shares outstanding:
Basic	37,599,124	37,679,102

Diluted	42,938,684	37,679,102

VALUE VISION MEDIA, INC.
Key Performance Metrics*
(Unaudited)

	Q1
	For the three months ending
	5/5/2007	5/6/2006	%

Program Distribution

Cable FTEs	40,379	38,329	5%
Satellite FTEs	27,136	25,211	8%

Total FTEs (Average 000s)	67,515	63,540	6%
Net Sales per FTE (Annualized)	$10.98	$11.10	-1%

Active Customers - 12 month rolling	850,700	804,044	6%

% New Customers - 12 month rolling	53%	56%

% Retained - 12 month rolling	47%	44%

Customer Penetration - 12 month rolling	1.3%	1.3%

Product Mix

Jewelry	40%	45%
Watches, Apparel and Health & Beauty	23%	22%
Home & All Other	37%	33%

Shipped Units (000s)	1,149	1,291	11%

Average Price Point — shipped units	$225	$193	17%

*Includes ShopNBC TV and ShopNBC.com only.

Reconciliation of EBITDA to net income (loss):

	First Quarter	First Quarter
	5-May-07	6-May-06
EBITDA, before non-cash stock option expense (000’s)	$(1,383)	$1,858
Less: non-cash stock option expense	(459)	(400)
EBITDA (as defined) (a)	(1,842)	1,458

A reconciliation of EBITDA to net income (loss) is as follows:
EBITDA, as defined	(1,842)	1,458

Adjustments:
Depreciation and amortization	(5,586)	(5,376)
Interest income	1,240	946
Income taxes	(281)	(15)
Gain on sale of RLM	40,240	—
Equity in income of RLM and other investment income	609	896
Net income (loss)	$34,380	$(2,091)

(a) EBITDA as defined for this statistical presentation represents net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.

Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors.

However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes and as a way to evaluate its core business operations.

Management has excluded non-cash stock option expense and earnings and gains form its non-operating investments from its EBITDA presentation in order to maintain comparability to our analyst’s coverage and guidance of our ongoing core business operations.